As filed with the Securities and Exchange Commission on October 1, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-204917

FORM S-8

REGISTRATION STATEMENT NO. 333-144586

FORM S-8

REGISTRATION STATEMENT NO. 333-141824

UNDER

THE SECURITIES ACT OF 1933

LEGACY RESERVES LP

(Exact name of registrant as specified in its charter)

Delaware	16-1751069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 W. Wall, Suite 1800, Midland, Texas 79701

(Address of Principal Executive Offices) (Zip Code)

Legacy Reserves LP Long-Term Incentive Plan

Amended and Restated Legacy Reserves LP Long-Term Incentive Plan

(Full title of the plans)

James Daniel Westcott

President and Chief Financial Officer

Legacy Reserves GP, LLC

303 W. Wall Street, Suite 1800

Midland, Texas 79701

(432) 689–5200

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

George J. Vlahakos

Sidley Austin LLP

1000 Louisiana Street, Suite 6000

Houston, Texas 77002

(713) 495-4522

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 filed by Legacy Reserves LP, a Delaware limited partnership (the “Partnership”), deregisters all units representing limited partner interests in the Partnership (the “units”) remaining unissued under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Partnership with the Securities and Exchange Commission:

•	Registration Statement on Form S-8 (No. 333-204917), filed on June 12, 2015, registering 3,000,000 units under the Amended and Restated Legacy Reserves LP Long-Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-144586), filed on July 16, 2007, registering 65,116 units under the Legacy Reserves LP Long-Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-141824), filed on April 3, 2007, registering 1,926,134 units under the Legacy Reserves LP Long-Term Incentive Plan.

On September 20, 2018, the Partnership completed the previously announced transactions contemplated by (i) the Amended and Restated Agreement and Plan of Merger, dated July 9, 2018, by and among the Partnership, Legacy Reserves Inc., a Delaware corporation (the “Company”), Legacy Reserves GP, LLC, a Delaware limited liability company (the “General Partner”) and Legacy Reserves Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and (ii) the GP Purchase Agreement, dated March 23, 2018, by and among the Partnership, the General Partner, the Company, Lion GP Interests, LLC (“Lion LLC”), Moriah Properties Limited, and Brothers Production Properties, Ltd., Brothers Production Company, Inc., Brothers Operating Company, Inc., J&W McGraw Properties, Ltd., DAB Resources, Ltd. and H2K Holdings, Ltd. (such transactions referred to herein collectively as the “Corporate Reorganization”).

As a result of the completion of the Corporate Reorganization, the Partnership has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Partnership in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Partnership hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, Texas on October 1, 2018.

LEGACY RESERVES LP

By:	Legacy Reserves GP, LLC, its General Partner

By:	/s/ James Daniel Westcott
James Daniel Westcott
President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to Form S-8 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.